Exhibit 10.2

THE PNC FINANCIAL SERVICES GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(as amended and restated as of January 1, 2009)

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”) previously adopted and presently maintains The PNC Financial Services Group, Inc. Supplemental Executive Retirement Plan (the “Plan”) originally effective as of September 1, 1985 and amended and restated several times thereafter, most recently effective April 6, 2004; and

WHEREAS, the Plan has been administered since January 1, 2005 in good-faith compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), including in accordance with payment elections made under applicable transition election rules; and

WHEREAS, the Corporation now desires to amend and restate the Plan in its entirety, effective January 1, 2009, to comply with Section 409A of the Internal Revenue Code; and

WHEREAS, Section 15 of the Plan authorizes the Corporation to amend the Plan at any time.

NOW, THEREFORE, in consideration of the foregoing, the Plan is hereby amended and restated in its entirety to provide as follows:

SECTION 1

DEFINITIONS

1.1	“Account” means the bookkeeping record described in Section 4 used solely to communicate a Participant’s Accrued Benefit expressed as a single dollar amount.

1.2	“Accrued Benefit” means the Participant’s Account balance converted to a single-life annuity in the same manner as under the Pension Plan.

1.3	“Affiliate” means any business entity whose relationship with the Corporation is described in subsection (b), (c) or (m) of Section 414 of the Internal Revenue Code.

1.4	“Annual Base Salary” means the annual pay rate as of the last payday in each January preceding the Participant’s Vested Termination of Employment.

Notwithstanding the foregoing, after a Change in Control, a Participant’s Annual Base Salary will not be less than his or her annual pay rate as of the last payday of the January preceding the date of the Change in Control.

1.5	“Applicable Interest Rate” shall mean the rate of interest used in determining “Interest Credits” under Section 4.5 of the Pension Plan.

1.6	“Average Bonus” means the average of the five highest bonuses (whether or not deferred) of the ten final consecutive years of a Participant’s employment awarded to a Participant under the Executive Bonus Plan for services performed by the Participant during the prior year.

1.7	“Average Final Compensation” means the Participant’s average Compensation (defined in Section 1.13(a) of the Plan) for the five highest of the ten final consecutive years of the Participant’s employment, including the year of the Participant’s death or Vested Termination of Employment.

1.8	“Beneficiary” or “Beneficiaries” means the individual or individuals designated by the Participant to receive the balance of the Participant’s account upon the Participant’s death, in accordance with Section 8 of the Plan.

1.9	“Board” means the Board of Directors of the Corporation.

1.10	“Cause” means:

(a)	the willful and continued failure of a Participant to substantially perform the Participant’s duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Board of Directors of the Employer, the Chief Executive Officer of the Corporation or the Employer, or the Participant’s superior, which specifically identifies the manner in which the Board or the Board of Directors of the Employer, Chief Executive Officer of the Corporation or the Employer, or the Participant’s superior believes that the Participant has not substantially performed the Participant’s duties; or

(b)	the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Employer.

For purposes of the preceding clauses (a) and (b), no act or failure to act, on the part of a Participant, will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon the instructions or prior approval of the Board or the Board of Directors of the Employer, Chief Executive Officer of the Corporation or the Employer, or the Participant’s superior, or based upon the advice of counsel for the Corporation or the Employer, will be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the

Corporation or the Employer. The cessation of employment of the Participant will not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board or the Committee at a Board or Committee meeting called and held for the purpose of considering such termination finding that, in the good faith opinion of the Board or Committee, the Participant is guilty of the conduct described in clause (a) or (b) above, and specifying the particulars thereof in detail. Such resolution will be adopted only after reasonable notice of such meeting is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board or the Committee.

1.11	“Change in Control” means a change of control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control will be deemed to have occurred if:

(a)	any person, excluding employee benefit plans of the Corporation, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities, provided, however, that such an acquisition of beneficial ownership representing between 20% and 40%, inclusive, of such voting power will not be considered a Change in Control if the Board approves such acquisition either prior to or immediately after its occurrence;

(b)	the Corporation consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Corporation (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such Fundamental Transaction of (i) the Corporation’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c)	the shareholders of the Corporation approve a plan of complete liquidation or winding-up of the Corporation or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Corporation’s assets;

(d)

as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation’s shareholders in connection with such proxy contest was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied);

(e)	during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); or

(f)	the Board determines that a Change in Control has occurred.

“Person” has the meaning given in Section 3(a)(9) of the Exchange Act and also includes any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Notwithstanding anything to the contrary herein, a divestiture or spin-off of a Subsidiary or division of the Corporation will not by itself constitute a “Change in Control.”

1.12	“Code” means the Internal Revenue Code of 1986 as amended. Any reference to a section of the Code shall be deemed to include any regulation, ruling, or other guidance issued thereunder by the Department of the Treasury or the Internal Revenue Service.

1.13	“Committee” means the Personnel and Compensation Committee of the Board.

1.14	“Compensation” means:

(a)

For purposes of Section 3 of the Plan, (i) the Annual Base Salary established by the Employer for services rendered by a Participant for a particular year, plus (ii) the amount, if any, expressed in dollars, awarded to a Participant under any Executive Bonus Plan that is paid or payable during that same year, whether or not payment of such bonus or a portion thereof is deferred and whether such bonus is paid in the form of cash, in the form of stock or restricted stock, or in a combination thereof; provided, however, if all or a portion of the award is payable in the form of stock or restricted stock and the amount of such portion is increased to reflect, for example, transfer restrictions and/or the possibility of forfeiture, then the amount included in Compensation for purposes of the Plan will be only the initial amount of the award (expressed in dollars, whether payable in cash or stock or restricted stock and whether or not deferred) and will not include any such increment paid with respect to the stock portion of the award; and provided, further, that the Committee may determine for any year, in its sole discretion, to exclude all or any portion of such bonus for this purpose. For example, for purposes of illustrating the application of this provision, if a Participant is awarded a bonus of

$80,000, payable 75% ($60,000) in the form of cash and 25% ($20,000) in the form of restricted stock, and the Participant receives an incremental payment of $5,000 of restricted stock (calculated as 25% of the $20,000 of the award payable in the form of restricted stock) with respect to the stock portion of the award, then whether or not the Participant defers all or any portion of his or her bonus, the amount included in Compensation for purposes of the Plan in this example with respect to the bonus would be $80,000 (subject to Committee discretion as set forth above).

(b)	For purposes of Section 4 of the Plan, the amount, if any, expressed in dollars, awarded to a Participant under any Executive Bonus Plan that is paid or payable during a particular year, whether or not payment of such bonus or a portion thereof is deferred and whether such bonus is paid in the form of cash, in the form of stock or restricted stock, or in a combination thereof; provided, however, if all or a portion of the award is payable in the form of stock or restricted stock and the amount of such portion is increased to reflect, for example, transfer restrictions and/or the possibility of forfeiture, then the amount included in Compensation for purposes of the Plan will be only the initial amount of the award (expressed in dollars, whether payable in cash or stock or restricted stock and whether or not deferred) and will not include any such increment paid with respect to the stock portion of the award; provided further, however, that (i) for a Participant who is not a member of the Corporate Executive Group, Compensation under the Plan may not exceed $250,000 per year, and (ii) the Committee may determine for any year, in its sole discretion, to exclude all or any portion of such bonus for this purpose.

(c)	Participants who have incurred a Total Disability will be treated as though they had continued in employment throughout the continuance of such Total Disability with Compensation equal to (i) for purposes of Section 3 of the Plan, the annual pay rate in effect at the onset of such Total Disability plus the bonus award described in Section 1.13(a) that was earned in the year prior to the Total Disability, or (ii) for purposes of Section 4 of the Plan, Compensation as defined in Section 1.13(b) for the last full calendar year prior to Total Disability or, if the Participant had not earned a full calendar year of Compensation, Compensation used for all of the Participant’s previous Earnings Credits annualized to be reflective of one full year.

1.15	“Corporate Executive Group” means the group designated as such by the Corporation or any successor group thereto.

1.16	“Corporation” means The PNC Financial Services Group, Inc. and any successors thereto.

1.17	“Credited Service” has the meaning assigned such term in the Pension Plan from time to time that results in the largest period of credited service for the applicable Participant.

1.18	“Deferral Election” means a Participant’s irrevocable election to defer the commencement of the payments of his or her benefits under the Plan by timely delivery to the Plan Manager of a Deferral Election Form.

1.19	“Deferral Election Form” means the document, in a form approved by the Plan Manager, whereby the Participant elects to defer the commencement of the payment of his or her benefits under the Plan.

1.20	“Deferred Benefits” means the Participant’s benefits under the Plan the payment of which have been deferred pursuant to a Deferral Election.

1.21	“Earnings Credits” means the credits allocated pursuant to Section 4.2 of the Plan to the Account of a Participant who is not a Grandfathered Participant.

1.22	“Employer” means the Corporation and any Subsidiary that has been designated by the Plan Manager as an Employer hereunder.

1.23	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.24	“Executive Bonus Plan” means the plans designated by the Committee as participating hereunder.

1.25	“Good Reason” means:

(a)	the assignment to a Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change in Control, or any other action by the Employer which results in a diminution in any respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Employer promptly after receipt of notice thereof given by the Participant;

(b)	a reduction by the Employer in the Participant’s Annual Base Salary in effect on the day prior to the date of a Change in Control;

(c)	the Employer’s requiring the Participant to be based at any office or location that is more than 50 miles from the Participant’s office or location immediately prior to the Change in Control;

(d)

the failure by the Employer (i) to continue in effect any bonus, stock option or other cash or equity-based incentive plan in which the Participant participates immediately prior to the Change in Control that is material to the Participant’s total compensation, unless a substantially equivalent arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (ii) to continue the Participant’s participation in such plan (or in such substitute or alternative plan) on a basis at least as favorable, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other participants, as existed immediately prior to the Change in Control; or

(e)	the failure by the Employer to continue to provide the Participant with benefits substantially similar to those received by the Participant under any of the Employer’s pension (including, but not limited to, tax-qualified plans), life insurance, health, accident, disability or other welfare plans in which the Participant was participating, at costs substantially similar to those paid by the Participant, immediately prior to the Change in Control.

1.26	“Grandfathered Participant” means a Participant who on December 31, 1998 (i) was employed by the Employer, (ii) participated in the Plan, and (iii) had completed at least five years of Credited Service and attained age 50.

1.27	“Hardship” means severe financial hardship to the Participant resulting from a sudden and unexpected illness of the Participant or one of the Participant’s dependents (within the meaning of Section 152(a) of the Code), or an accident involving the Participant or a Participant’s dependent, loss of a Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute Hardship will depend upon the facts of each case, but, in any case, Hardship will not exist to the extent that such hardship is or may be relieved:

(a)	through reimbursement or compensation by insurance or otherwise;

(b)	by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(c)	by cessation of deferrals under this Plan or other plans maintained by the Employer.

The Plan Manager will have the sole and absolute discretion to determine whether a Hardship exists.

1.28	“Initial SEG 06 Participant” means a Participant who as of December 31, 1998 was a member of the Senior Executive Group level 06 or higher and is not a member of the group described in Section 1.25.

1.29	“Interest Credits” means the credits allocated pursuant to Section 4.4 of the Plan to the Account of a Participant who is not a Grandfathered Participant.

1.30	“Minimum Benefit” means the minimum benefit calculated under Section 4.7 for a Participant who is not a Grandfathered Participant.

1.31	“Participant” means all persons who participated in the Plan on December 31, 1998 and all other persons who are invited thereafter by the Corporation to participate in the Plan.

1.32	“Pension Plan” means The PNC Financial Services Group, Inc. Pension Plan as in effect on January 1, 1999 and as amended from time to time thereafter.

1.33	“Plan” means The PNC Financial Services Group, Inc. Supplemental Executive Retirement Plan, which is the Plan set forth in this document, as amended from time to time.

1.34	“Plan Manager” means any individual designated by the Committee to manage the operation of the Plan as herein provided or to whom the Committee has duly delegated any of its duties and obligations hereunder.

1.35	“Plan Year” means the calendar year beginning January 1.

1.36	“Prior Excess Plan” means The PNC Financial Services Group, Inc. ERISA Excess Pension Plan as in effect on December 31, 1998.

1.37	“Prior Pension Plan” means The PNC Financial Services Group, Inc. Pension Plan as in effect on December 31, 1998.

1.38	“Prior Plan” means The PNC Financial Services Group, Inc. Supplemental Executive Retirement Plan as in effect on December 31, 1998.

1.39	“Separation From Service” means separation from service within the meaning of Section 409A of the Internal Revenue Code. For purposes of this definition, a Participant shall be deemed to have a Separation from Service on the date on which he and the Employer reasonably anticipate that no further services would be performed after such date or that the level of bona fide services he would perform after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if less than 36 months). Notwithstanding the above, no Separation from Service shall be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence until the latest of (i) six months after commencement of the leave, other than for a Total Disability, (ii) 29 months after commencement of leave as the result of a Total Disability, or (iii) the date on which the Participant ceases to have a legally protected right to reemployment under an applicable statute or by contract.

1.40	“Severance From Service” means the Participant’s Separation from Service with The PNC Financial Services Group, Inc. and all of its Affiliates.

1.41	“Subsidiary” means any business entity the equity of which (directly or indirectly) is owned 50% or more by the Corporation.

1.42	“Total Disability” means, except as may otherwise be required by Internal Revenue Code Section 409A, a medically determinable physical condition that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months and which would entitle a Participant to receive disability payments under a long-term disability income plan maintained by an Employer with respect to that Participant. For Participants not covered by such a plan, Total Disability means a determination by the Social Security Administration that the Participant has a disability. The definition of Total Disability contained in the Plan shall have no impact or effect on any determination regarding disability made under any other employee benefit plan of the Employer.

1.43	“Transitional Earnings Credits” means the credits allocated pursuant to Section 4.3 of the Plan to the Account of a Participant who is not a Grandfathered Participant.

1.44	“Trust” means the grantor trust established by the Corporation to assist in funding its obligation under the Plan.

1.45	“Vested Termination of Employment” means a Participant’s Severance from Service:

(a)	as the result of a Total Disability or for any other reason after completing five years of Vesting Service; or

(b)	by the Participant for Good Reason after a Change in Control or by the Employer without Cause after a Change in Control.

1.46	“Vesting Service” has the meaning assigned such term in the Pension Plan.

SECTION 2

APPLICATION OF PLAN

This Plan applies only to Participants who are employed on or after January 1, 1999. A Participant under the Prior Plan who was not employed on or after January 1, 1999 will continue to be covered under the Prior Plan.

SECTION 3

RETIREMENT INCOME SUPPLEMENT FOR

GRANDFATHERED PARTICIPANTS

3.1	Grandfathered Participants

Upon Vested Termination of Employment, a Grandfathered Participant will be entitled to a benefit hereunder expressed initially in the form of an annual benefit equal to the greater of:

(a)	10% plus 1% for each year of Credited Service (including fractions thereof) in excess of ten but less than 25 years times the Grandfathered Participant’s Annual Base Salary at the time of Vested Termination of Employment; or

(b)	the annual amount of retirement benefit the Grandfathered Participant would have received as a single life annuity under the Prior Pension Plan if the Prior Pension Plan had been continued and the definitions of “Compensation” and “Average Final Compensation” in the Prior Pension Plan were as recited in Sections 1.13(a) and 1.6 above, respectively (assuming that the Grandfathered Participant elected a single life annuity under the Prior Pension Plan and commenced receiving benefits at age 62).

The amount determined under Section 3.1(b) above will be reduced by the annual amount of any benefit the Grandfathered Participant would have been entitled to receive under the Prior Pension Plan and the Prior Excess Plan, assuming the Grandfathered Participant commenced receiving benefit payments in the form of a single life annuity under such plans at age 62.

Unless otherwise elected, the annual amount payable pursuant to Section 3.1(a) or 3.1(b) and the preceding sentence will be paid in the form of a lump-sum cash payment equal to the present value of such monthly benefit, calculated using the interest rate used under the Prior Pension Plan as of the date the payment is to be made, commencing on the first day of the month coincident with or next following the six-month anniversary of the Vested Termination of Employment of the Grandfathered Participant (or in the case of a Grandfathered Participant who has incurred a Vested Termination of Employment as the result of a Total Disability, commencing on the first day of the month coincident with or next following the date on which the Grandfathered Participant attains the maximum age for which benefits could be payable to such Grandfathered Participant under the Employer’s applicable long-term disability plan as a result of such Total Disability, regardless of whether the Grandfathered Participant ceases to receive long-term disability benefits prior to attaining such maximum age). Any benefit payment made pursuant to Section 3.1(a) or 3.1(b) that commences prior to a Grandfathered Participant’s attainment of age 62 will be actuarially reduced in accordance with reduction factors used in the Prior Pension Plan. A Grandfathered Participant may elect, pursuant to Section 10 of the Plan, to receive, in lieu of the lump-sum benefit set forth above, a benefit commencing on the same date and payable in the form of monthly installments over a fifteen (15) year period (180 months), with payment to continue to the Grandfathered Participant’s Beneficiary for the remainder of such payment period if the Grandfathered Participant dies before receiving 180 monthly payments. The form of benefit elected under this Plan may be different from the basis upon which a Grandfathered Participant receives his or her benefit under the Pension Plan. A Grandfathered Participant also may elect, pursuant to Section 10 of the Plan, to defer the commencement of the payment of his or her benefits.

3.2	Death Benefit

Upon the death of a Grandfathered Participant prior to payment or commencement of benefits under Section 3.1, his or her Beneficiary will receive a death benefit expressed initially in the form of an annual cash payment equal to the greater of:

(a)	10% plus 1% for each year of Credited Service (including fractions thereof) between ten and 25 years times the Grandfathered Participant’s Annual Base Salary at the time of death; or

(b)	the annual amount of retirement benefit the Grandfathered Participant would have received as a single life annuity under the Prior Pension Plan if the Prior Pension Plan had been continued and if the definitions of “Compensation” and “Average Final Compensation” in the Prior Pension Plan were as recited in Sections 1.13(a) and 1.6 above, respectively.

The amount determined under Section 3.2(b) above will be reduced by the annual amount of any benefit the Grandfathered Participant would be entitled to receive under the Prior Pension Plan and the Prior Excess Plan.

The benefit will be distributed to the Grandfathered Participant’s Beneficiary or Beneficiaries in a single lump sum cash payment equal to the present value of the annual cash payment determined above, calculated using the interest rate used under the Prior Pension Plan as of the date the payment is to be made, with such distribution to be made within ninety (90) days after the Grandfathered Participant’s death.

SECTION 4

RETIREMENT INCOME SUPPLEMENT FOR PARTICIPANTS

WHO ARE NOT GRANDFATHERED PARTICIPANTS

4.1	Accounts

An Account will be established and maintained for each Participant who is not a Grandfathered Participant to which credits will be allocated pursuant to the provisions of this Section 4. A Participant’s opening Account balance will be determined in the same manner as under the Pension Plan based on the Participant’s benefit accrued under the Prior Plan as of December 31, 1998.

4.2	Earnings Credits

As of each pay period, there will be credited to the Account of each such active Participant who is not an Initial SEG 06 Participant and who has earned Compensation during such pay period an amount determined as follows:

Age Plus Years of Credited Service	Percentage of Compensation Credited to Participant’s Account
Less than 40	3%
Between 40 and 49	4%
Between 50 and 59	5%
Between 60 and 69	6%
70 or more	8%

As of each pay period, there will be credited to the Account of each such active Participant who is an Initial SEG 06 Participant and who has earned Compensation during such pay period an amount determined as follows:

Age Plus Years of Credited Service	Percentage of Compensation Credited to Participant’s Account
Less than 40	6%
Between 40 and 49	8%
Between 50 and 59	10%
Between 60 and 69	12%
70 or more	16%

For purposes of the above two charts, age and Credited Service will be determined as of the last day of the preceding Plan Year. For purposes of determining the percentage of Compensation to be credited to a Participant’s Account, only complete years of Credited Service and age will be used; no partial years of age or Credited Service will be counted.

4.3	Transitional Earnings Credits

Beginning on January 1, 1999 and ending on December 31, 2008, as of each calendar quarter, Transitional Earnings Credits will be allocated to the Account of each active Participant who has earned Compensation during such calendar quarter. These Transitional Earnings Credits will apply to the following Participants and are determined as follows:

(a)	For active Participants who as of January 1, 1999 were age 45 or older and had at least fifteen years of Credited Service, an additional allocation of 4% of Compensation will be made.

(b)	For active Participants not described in (a) above who as of January 1, 1999 were age 40 or older and had at least ten years of Credited Service, an additional allocation of 2% of Compensation will be made.

Only Participants employed by the Employer on January 1, 1999 are eligible for Transitional Earnings Credits. The rules applicable to Earnings Credits described in Section 4.2 also apply to these Transitional Earnings Credits.

4.4	Interest Credits

Each calendar quarter, the determination, calculation and allocation of Interest Credits will occur in the manner described in subsection (b) below determined in accordance with subsection (a) below:

(a)	For each calendar quarter, one-fourth of the Applicable Interest Rate.

(b)	During each calendar quarter, each Participant’s Account will be adjusted by an amount equal to the interest rate determined in (a) above multiplied by the Account balance as of the end of the immediately preceding calendar quarter.

(c)	A Participant who elects to defer the commencement of the payment of his or her benefits under Section 10 of the Plan will continue to receive an allocation of Interest Credits on his or her Deferred Benefits in the manner prescribed above until the first day of the month coincident with or preceding the date the Participant receives a final distribution of his or her Account.

4.5	Payment of Benefits

A Participant covered under this Section 4 may elect, pursuant to Section 10 of the Plan, to receive his or her benefit under this Plan in either a single lump-sum payment or in an annuity form of payment available under the Pension Plan, commencing in either case on the first day of the month coincident with or next following the six-month anniversary of the Vested Termination of Employment of the Participant (or in the case of a Participant who has incurred a Vested Termination of Employment as the result of a Total Disability, commencing on the first day of the month coincident with or next following the date on which the Participant attains the maximum age for which benefits could be payable to such Participant under the Employer’s applicable long-term disability plan as a result of such Total Disability, regardless of whether the Participant ceases to receive long-term disability benefits prior to attaining such maximum age). The form of benefit elected under this Plan may be different from the basis upon which a Participant receives his or her benefit under the Pension Plan. A Participant also may elect, pursuant to Section 10 of the Plan, to defer the commencement of the payment of his or her benefits.

The conversion of the Participant’s benefit under this plan to an annuity, and the calculation of the amounts of optional forms of benefit, will utilize the same adjustment factors as used in the Pension Plan for such purposes, and it is intended that these factors will be monitored and amended as necessary to meet the provisions of Treasury Regulation Section 3121(v)(2)-1(C)(2)(iii)(B)(3).

4.6	Death Benefit

Upon the death of a Participant prior to payment or commencement of benefits under Section 4.5, but after completing five full years of Vesting Service, his or her Beneficiary will be entitled to a benefit in an amount equal to the Participant’s Accrued Benefit determined as of the date of his or her death.

The benefit will be distributed to the Participant’s Beneficiary or Beneficiaries in a single lump sum cash payment, with such distribution to be made within ninety (90) days after the Participant’s death.

4.7	Minimum Benefit

Upon Vested Termination of Employment, a Participant who is not a Grandfathered Participant is entitled to a Minimum Benefit under the Plan. The Minimum Benefit is equal to the Participant’s benefit under the Prior Plan calculated as of December 31, 1998. If the Minimum Benefit exceeds the Participant’s benefit under Section 4, the Participant will receive the Minimum Benefit in lieu of the Section 4 benefit.

SECTION 5

FROZEN BENEFIT – CERTAIN TRANSFERS

Any Participant who participated or was eligible to participate in The PNC Financial Services Group, Inc. Retirement Savings Plan or who transfers employment to a Subsidiary that is not an Employer will have the value of his or her benefit frozen as of the first day of the month following the date he or she was eligible to participate in The PNC Financial Services Group, Inc. Retirement Savings Plan or transfers employment to a Subsidiary that is not an Employer, except that interest will continue to be credited under Section 4.4. Such frozen benefit will be payable at the same time and in the same manner as benefits otherwise payable under the Plan, provided that any future benefit eligibility requirements are met.

SECTION 6

FROZEN BENEFIT – DESIGNATED PARTICIPANTS

6.1	General Rule

Effective as of April 1, 2002, January 1, 2003 or January 1, 2004, as applicable, benefit accruals under the Plan for certain Participants designated by the Corporation who were notified of the change prior to such dates either (i) ceased as of

March 31, 2002, December 31, 2002 or December 31, 2003, as applicable or (ii) as the case may be, are to be calculated as set forth in this Section 6. The provisions of this Section 6 are not effective with respect to any member of the Corporate Executive Group as designated by the Corporation and in effect on March 31, 2002, December 31, 2002 or December 31, 2003, as applicable.

6.2	Designated Grandfathered Participants

Effective as of April 1, 2002, January 1, 2003 or January 1, 2004, as applicable, Grandfathered Participants designated by the Corporation whose benefits are calculated under Section 3 ceased to accrue additional years of Credited Service (and fractions thereof) for purposes of calculating benefits payable upon Vested Termination of Employment or at death. Such designated Grandfathered Participants’ years of Credited Service for purposes of Section 3 will be calculated as if their employment by an Employer had ended on March 31, 2002, December 31, 2002 or December 31, 2003, respectively.

6.3	Designated Nongrandfathered Participants

Effective April 1, 2002, January 1, 2003 or January 1, 2004, as applicable, Participants designated by the Corporation who are not Grandfathered Participants and whose benefits are calculated under Section 4 of the Plan ceased to accrue any additional benefits under the Plan. The values of such Participant’s Accounts are frozen at the values accrued through March 31, 2002, December 31, 2002 or December 31, 2003, respectively, including any Interest Credits due for the calendar quarter ended March 31, 2002, December 31, 2002 or December 31, 2003, respectively. No further Earnings Credits, Transitional Earnings Credits or Interest Credits accrued or will accrue to such designated nongrandfathered Participants’ Accounts after March 31, 2002, December 31, 2002 or December 31, 2003, respectively.

SECTION 7

TRANSFER OF EMPLOYMENT TO MINORITY-OWNED ENTITY

If a Participant is transferred from the employment of the Corporation or a Subsidiary to an entity the equity of which (directly or indirectly) is owned 10% or more (but 50% or less) by the Corporation (a “Minority-Owned Entity”), the benefits earned while a Participant will be frozen (except that Interest Credits under Section 4.4, if applicable, will continue) and will be paid in the event that the Participant subsequently incurs a Vested Termination of Employment from the employment of the Minority-Owned Entity.

SECTION 8

DESIGNATION OF BENEFICIARIES

A Participant shall designate a Beneficiary or Beneficiaries to receive the balance of the Participant’s Account upon the Participant’s death. Such designation will be on a form approved by the Plan Manager and will not be effective until it is received by the Plan Manager. If no valid Beneficiary designation form is on file with the Plan Manager upon the Participant’s death, then the balance of the Participant’s Account will be payable to the Beneficiary designated by the Participant under the Pension Plan, or, if no such designation exists, to the Beneficiary designated by the Participant under the Key Executive Equity Plan, or, if no such designation exists, to the Beneficiary designated by the Participant under Employer’s group-term life insurance plan, or, if no such designation exists, to the Participant’s estate.

SECTION 9

PAYMENT OF BENEFITS

The benefits payable to a Participant under this Plan will be made from the general revenues of the entity that employs the Participant on the date of the Participant’s Vested Termination of Employment.

SECTION 10

ELECTIONS AS TO TIME AND FORM OF PAYMENT; HARDSHIP

10.1	Default; Initial Payment Elections

Participants under the Plan may elect, during the Applicable Election Period, to make an initial payment election as to (i) the timing of payment of their benefits under this Plan and (ii) the form in which benefits are to be paid (consistent with the provisions of Section 3 or Section 4, as applicable). The Applicable Election Period for Participants in the Plan as of December 7, 2005 was the period that began on that date and ended on December 31, 2005. The Applicable Election Period for Participants who first became Participants in the Plan after December 7, 2005 is the thirty (30) day period commencing on the date of their participation. Participants who failed to make an initial payment election during their Applicable Election Period are deemed to have made an initial payment election to receive their benefits in a single lump-sum payment six (6) months after their Vested Termination of Employment.

10.2	Subsequent Elections

A Participant may elect to change the timing and form of the payment of benefits hereunder (consistent with the applicable provisions of Section 3 or Section 4, as applicable) from the initial payment election made (or deemed to be made) under Section 10.1; provided, however, that, except as specified in the last sentence of this Section 10.2, (i) such change election must be made no later than twelve (12) months prior to the date on which his or her benefits would otherwise be paid or would commence under the initial payment election, (ii) such change election is not effective unless twelve (12) months have elapsed from the date on which the change election is made, (iii) such change election defers the date on which his or her benefits will be paid or will commence at least five (5) years from the date on which his or her benefits would otherwise have been paid or would have commenced under the initial payment election. A Participant may also elect, no more than once, to change the timing and form of a revised payment election made under the preceding sentence, subject to the same requirements set forth in such preceding sentence (with references to the initial payment election under Section 10.1 being deemed for such purpose to refer to the first revised payment election). The requirements set forth in the preceding sentences will not apply (i) to an election by a Participant under section 4 to change from one form of annuity payment to a different form of annuity payment available under the Pension Plan, provided that both such annuity payments qualify as “life annuities” within the meaning of Internal Revenue Code Section 409A and regulations thereunder, or (ii) to a transition election made under Section 19.10; provided, that a Participant who has made such a transition election shall be treated thereafter under this Section 10.2 as if he had made an election change under the first sentence of this section (i.e., he will only be permitted to make one additional election change thereafter, other than an election among different forms of annuity permitted under (i) above).

10.3	Hardship Distribution

Upon approval by the Plan Manager, in his or her sole and absolute discretion, payment of a Participant’s Deferred Benefits under the Plan will be made in the event of a Participant’s Hardship. Payment of any Hardship distribution will be made in a single lump sum as soon as administratively feasible, but no later than ninety (90) days, after approval.

SECTION 11

RIGHTS OF PARTICIPANTS

No Participant will have any rights to any payment under this Plan until Vested Termination of Employment. The right of the Participants to any amounts payable under this Plan will not be transferable or assignable and will not be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary, except when, where and if compelled by applicable law. For the sake of clarity, domestic relations orders purporting to assign benefits under the Plan do not apply to the Plan.

SECTION 12

TRUST FUND

No assets of the Corporation or any Employer will be segregated or earmarked in respect to any benefits, and all such benefits will constitute unsecured contractual obligations of the Employer. If the Corporation chooses to contribute to the Trust to offset its obligation under this Plan, all assets or property held by the Trust will at all times remain subject to the claims of the general creditors of the Corporation or any Employer.

SECTION 13

CLAIMS PROCEDURE

13.1	Initial Claim

Claims for benefits under the Plan will be filed with the Plan Manager. If any Participant or Beneficiary claims to be entitled to a benefit under the Plan and the Plan Manager determines that such claim should be denied in whole or in part, the Plan Manager will notify such person of the Plan Manager’s decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 60 days after the claim is received by the Plan Manager. If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim.

13.2	Review Procedure

Within 60 days after the date on which a Participant or Beneficiary receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred), such person (or his or her duly authorized representative) may (i) file a written request with the Committee for a review of his or her denied claim and of pertinent documents and (ii) submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Committee. If the decision on review is not made within such period, the claim will be considered denied.

13.3	Claims and Review Procedure Not Mandatory After a Change in Control

After the occurrence of a Change in Control, the claims procedure and review procedure provided for in this Section 13 will be provided for the use and benefit of Participants who may choose to use such procedures, but compliance with the provisions of this Section 13 will not be mandatory for any Participant claiming benefits after a Change in Control. It will not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Employee claims entitlement.

SECTION 14

ADMINISTRATION; DELEGATION

This Plan will be administered by the Committee, and it will have the sole authority to resolve any questions that arise hereunder.

This Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and will be administered in a manner consistent with that intent.

The Board or the Committee may, in its sole discretion, delegate authority hereunder, including but not limited to delegating authority to amend, administer, interpret, construe or vary the Plan, to the extent permitted by applicable law or administrative or regulatory rule.

SECTION 15

AMENDMENT AND TERMINATION

The Plan may be amended or terminated by the Board or the Committee at any time, and any Subsidiary of the Corporation that has adopted the Plan may withdraw from further participation in the Plan at any time; provided, however, that no such amendment, termination or withdrawal (each, a “Plan Change”) will be made that would reduce or in any way adversely affect the amount of, or payment of, the Accrued Benefit (as hereinafter defined) of any Participant as of the date of such Plan Change. In the event of any termination of the Plan or any portion thereof, payment of affected Participants’ Accrued Benefits shall be made under and in accordance with the terms of the Plan and the applicable elections, except that the Committee may determine, in its sole discretion, to accelerate payments to all such Participants if and to the extent that such acceleration is permitted under Section 409A of the Internal Revenue Code.

For purposes of this Section 15, the term “Accrued Benefit” means, for a Grandfathered Participant, the benefit that would be payable to the Participant hereunder assuming that (i) the Participant terminated employment immediately prior to the Plan Change, and (ii) solely for the purpose of determining the Participant’s eligibility for Vested Termination of Employment under this Plan and not for purposes of determining the amount of benefit, that the Participant had completed five years of Vesting Service (to the extent that the Participant had not yet completed such years of Vesting Service immediately prior to the Plan Change). The term “Accrued Benefit” means, for a Participant who is not a Grandfathered Participant, an amount equal to the balance of the Participant’s Account immediately prior to the Plan Change.

After a Change in Control, the Plan may not be amended in any manner that adversely affects the administration or payment of a Participant’s benefits hereunder (including but not limited to the timing and form of payment of benefits hereunder) without the consent of the Participant, nor may the provisions of this Section 15, Section 16 or, for a Participant who is not a Grandfathered Participant, Section 4.4, be amended after a Change in Control with respect to a Participant without the written consent of the Participant; provided, however, that the failure of a Participant to consent to any such amendment will not impair the ability of the Board or the Committee to amend the Plan with respect to any other Participant who has consented to such amendment.

SECTION 16

SUCCESSORS

In addition to any obligations imposed by law upon any successor(s) to the Corporation and the Employers, the Corporation and the Employers will be obligated to require any successor(s) (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Corporation and the Employers to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Corporation and the Employers would be required to perform under it if no such succession had taken place; in the event of such a succession, references to “Corporation” and “Employers” herein will thereafter be deemed to include such successor(s).

SECTION 17

GOVERNING LAW

The Plan will be governed according to the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions, to the extent not preempted by federal law.

SECTION 18

FUNDING OF BENEFITS

In the sole discretion of the Corporation, the Corporation may establish a grantor trust and make contributions thereto for the purpose of providing a source of funds to pay benefits as they become due and payable hereunder; provided, however, that no such trust will result in a Participant being required to include in gross income for federal income tax purposes any benefits payable hereunder prior to the date of actual payment. Notwithstanding the establishment of any such trust, a Participant’s rights hereunder will be solely those of a general unsecured creditor of the Corporation and the Employers.

SECTION 19

MISCELLANEOUS

19.1	Liability of the Board and the Committee

Neither the Board nor the Committee will be liable to any person for any action taken or admitted in connection with the administration, interpretation, construction or variance of the Plan.

19.2	No Contract of Employment

Nothing herein will be construed as an offer or commitment by the Corporation or any Affiliate to continue any Participant’s employment with it for any period of time.

19.3	Withholding

The Corporation or an Affiliate shall have the right to deduct from payment of any amount under the Plan any taxes required by law to be withheld from a Participant or Beneficiary with respect to such payment.

19.4	Severability

Whenever possible, each provision of this Plan will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, then (a) such provision will be deemed to be amended to, and to have contained from the outset such language as is necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) other provisions of this Plan will remain in full force and effect.

19.5	Construction

No rule of strict construction shall be applied against the Corporation, any Affiliate, the Committee, the Board, the Plan Manager or any other person regarding the interpretation of any terms of this Plan or any rule or procedure established by the Committee.

Where the context allows, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

The captions of sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

19.6	Corporation and Affiliate Liability

Whenever, in the Committee’s or the Plan Manager’s opinion, any person entitled to receive any payment is under a legal disability, a minor, or incapacitated in any way, so as to be unable to manage his or her financial affairs, the Corporation or an Affiliate, at its discretion, may make such payment for the benefit of such person to his or her legal representative, or to a relative or friend of such person for his or her benefit, or it may apply the payment for the benefit of such person in any manner it deems advisable. When the Corporation or an Affiliate makes any payment pursuant to this subsection, it shall be considered as a complete discharge of its liability for the making of such payments under the Plan.

19.7	Entire Agreement

This writing constitutes the final and complete embodiment of the understandings of the parties hereto and all prior understandings and communications of the parties oral or written concerning this Plan are hereby renounced, revoked and superseded.

19.8	Notices

All notices to the Corporation hereunder shall be delivered to the attention of the Committee or to the Plan Manager acting on its behalf. Any notice or filing required or permitted to be given to the Committee or the Corporation under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Committee or to the Plan Manager, at the principal office of the Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

19.9	Compliance with Law

The Plan is intended to comply with applicable law. Without limiting the foregoing, the Plan is intended to comply with the applicable requirements of Internal Revenue Code Section 409A, and will be administered in accordance with Internal Revenue Code Section 409A to the extent that Internal Revenue Code Section 409A applies to the Plan. Notwithstanding any provision in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Internal Revenue Code Section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Internal Revenue Code Section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Internal Revenue Code Section 409A, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Internal Revenue Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.

19.10	Transition Special Election

The Corporation may determine, in its discretion, to offer Participants in the Plan an opportunity, as permitted under transition guidance issued under Code Section 409A, to file a new payment election on or before December 31, 2008 with respect to the payment of their benefits under the Plan. Any such election made by a Participant shall be deemed to have superseded and replaced the prior election made (or deemed to be made) by such Participant under Section 10.1 (and any change to such prior election made under Section 10.2).

*    *    *

Executed and adopted by the Chief Human Resources Officer of The PNC Financial Services Group, Inc. this 31st day of December, 2008.

/s/ Joan L. Gulley
Joan L. Gulley
Senior Vice President and Chief Human Resources Officer